Exhibit 23.1

Consent of the independent auditors

The Board of Directors

New Century Financial Corporation:

We consent to the inclusion and incorporation by reference of the registration statement on Form S-3 of New Century REIT, Inc. of our report dated January 21, 2004, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears herein and in the December 31, 2003, annual report on Form 10-K/A of New Century Financial Corporation and to the reference to our firm under the headings “Summary Historical Financial Data of New Century Financial” and “Experts” in the prospectus.

/s/    KPMG LLP

Los Angeles, California

April 21 , 2004